Exhibit 16.1

May 1, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have read the statements made by Future FinTech Group Inc. under Item 4.01 of its Form 8-K dated April 26, 2019. We agree with the statements concerning our Firm in such Form 8- K; we are not in a position to agree or disagree with other statements of Future FinTech Group Inc. contained the rein.

Very truly yours,

/s/ Simon & Edward, LLP